Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

equinoxfunds.com
c/o Phoenix American
Financial Services, Inc.
2401 Kerner Boulevard
San Rafael, CA 94901 P
1.877.837.0600 Opt #2 F
415.485. 4553

June 2014 Performance Update

Equinox Frontier Funds Supplement Dated June 30, 2014 to Prospectus Dated April 30, 2014.

Equinox Frontier Funds Class 3

EQUINOX FRONTIER FUNDS’ GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

June performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 3	June 30, 2014 MTD	June 30, 2014 YTD	NAV / Unit
Equinox Frontier Diversified Fund-3	2.69%	3.75%	$87.37
Equinox Frontier Long/Short Commodity Fund-3a	1.20%	-9.87%	$90.56
Equinox Frontier Masters Fund-3	2.41%	2.25%	$93.97

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of June 30, 2014. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$69,542.45
Unrealized trading gain (loss)	(3,333.07)
Less: Commissions	(2,115.87)
Less: Trading Fee paid to Managing Owner	(3,004.63)
Interest income	1,338.09

Total Income	62,426.97
EXPENSES
Broker service fees	0.00
Incentive fees	13,771.39
Management fees	2,467.22

Total Expenses	16,238.61

Net Income (Loss)	$46,188.36

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	14,489.41263	$1,232,784.25	$85.08
Current month additions	6,458.02673	551,168.64
Current month redemptions	0.00000	0.00
Net income (loss) for current month		46,188.36	2.29

Net asset value, end of current month	20,947.43936	$1,830,141.25	$87.37

	Monthly rate of return		2.69%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 3

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 3a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(713.80)
Unrealized trading gain (loss)	7,627.41
Less: Commissions	(872.20)
Less: Trading Fee paid to Managing Owner	(778.47)
Interest income	398.43

Total Income	5,661.37
EXPENSES
Broker service fees	0.00
Incentive fees	0.00
Management fees	1,107.82

Total Expenses	1,107.82

Net Income (Loss)	$4,553.55

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	4,434.62938	$396,818.16	$89.48
Current month additions	0.00000	0.00
Current month redemptions	(153.45736)	(13,671.97)
Net income (loss) for current month		4,553.55	1.08

Net asset value, end of current month	4,281.17202	$387,699.74	$90.56

	Monthly rate of return		1.20%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 3a

EQUINOX FRONTIER MASTERS FUND - Class 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$92,394.92
Unrealized trading gain (loss)	(7,851.53)
Less: Commissions	(2,110.07)
Less: Trading Fee paid to Managing Owner	(4,996.63)
Interest income	2,351.88

Total Income	79,788.57
EXPENSES
Broker service fees	0.00
Incentive fees	8,377.56
Management fees	7,928.04

Total Expenses	16,305.60

Net Income (Loss)	$63,482.97

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	24,726.60557	$2,268,938.83	$91.76
Current month additions	5,135.73573	473,396.55
Current month redemptions	(862.10959)	(80,599.69)
Net income (loss) for current month		63,482.97	2.21

Net asset value, end of current month	29,000.23171	$2,725,218.67	$93.97

	Monthly rate of return		2.41%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 3

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$2,417,358.39
Unrealized trading gain (loss)	(417,435.65)
Less: Commissions	(73,113.61)
Less: Trading Fee paid to Managing Owner	(104,636.37)
Interest income	46,708.62

Total Income	1,868,881.38
EXPENSES
Trading fees	0.00
Broker service fees	42,011.58
Incentive fees	407,453.29
Management fees	85,885.62

Total Expenses	535,350.49

Net Income (Loss)	$1,333,530.89

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	591,197.82241	$52,535,844.41	$88.86
Current month additions	8,066.62426	687,993.72
Current month redemptions	(30,796.29082)	(2,751,572.98)
Net income (loss) for current month		1,333,530.90	2.27

Net asset value, end of current month	568,468.15585	$51,805,796.04	$91.13

	Monthly rate of return		2.55%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(28,601.44)
Unrealized trading gain (loss)	308,970.41
Less: Commissions	(35,137.34)
Less: Trading Fee paid to Managing Owner	(20,330.12)
Interest income	16,068.83

Total Income	240,970.34
EXPENSES
Trading fees	0.00
Broker service fees	9,744.18
Incentive fees	0.00
Management fees	60,708.43

Total Expenses	70,452.61

Net Income (Loss)	$170,517.73

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	165,430.68326	$15,854,888.85	$95.84
Current month additions	507.11770	41,000.00
Current month redemptions	(5,750.38473)	(533,558.97)
Net income (loss) for current month		170,517.74	1.13

Net asset value, end of current month	160,187.41623	$15,532,847.62	$96.97

	Monthly rate of return		1.18%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$957,246.64
Unrealized trading gain (loss)	(174,855.69)
Less: Commissions	(20,843.85)
Less: Trading Fee paid to Managing Owner	(49,243.77)
Interest income	23,155.34

Total Income	735,458.67
EXPENSES
Trading fees	0.00
Broker service fees	24,351.93
Incentive fees	78,393.76
Management fees	78,094.06

Total Expenses	180,839.75

Net Income (Loss)	$554,618.92

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	264,064.41917	$24,766,334.71	$93.79
Current month additions	6,025.05059	553,840.20
Current month redemptions	(16,146.92528)	(1,498,024.72)
Net income (loss) for current month		554,618.93	2.20

Net asset value, end of current month	253,942.54448	$24,376,769.11	$95.99

	Monthly rate of return		2.35%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND